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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Applied Analytical Industries, Inc. and subsidiaries of our report dated February 12, 1999 (except for Note 11, as to which the date is March 16, 1999), included in the 1998 Annual Report to Shareholders of Applied Analytical Industries, Inc. and subsidiaries.

Our audit also included the financial statement schedule of Applied Analytical Industries, Inc. and subsidiaries listed in Item 14. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement(s) on Form S-8 (Nos. 333-74515, 333-50841 and 333-50877) and the
Registration Statement(s) on Form S-3 (Nos. 333-5535) of our report dated February 12, 1999 (except for Note 11, as to which the date is March 16, 1999) with respect to the consolidated financial statements and schedule of Applied Analytical Industries, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 1998.


                                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
March 30, 1999